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Consent                                                             Exhibit 23.4



                A.S. Henshaw
                File #: 122980


August 25, 2000



Board of Directors
Rich Coast, Inc.
10200 Ford Road
Dearborn, MI  48126
USA


Dear Sirs:

We consent to the incorporation in the Amendment No. 5 to Form S-3 on Form SB-2 of:

1) our report dated July 27, 1998, January 19, 1999, March 17, 1999 and August 9, 2000 relating to the consolidated balance sheet of Rich Coast, Inc. as at April 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years then ended.

2) our report dated August 12, 1999 and August 9, 2000 relating to the consolidated balance sheet of Rich Coast, Inc. as at April 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years then ended.



"Smythe Ratcliffe"

CHARTERED ACCOUNTANTS
Vancouver, Canada

ASH/dm